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                                                                Exhibit U
                                                                ---------



                               September 30, 1998




Mr. John Rallis
3501 Jamboree Road, Suite 4000
Newport Beach, CA  92660

Dear Mr. Rallis:

          As you know, you, John Rallis ("Rallis"), and I Philip N. Smith, Jr., Senior Vice President and Secretary of Trace International Holdings, Inc. (formerly known as '21' International Holdings, Inc.) ("Trace"), have had discussions and reached an understanding and agreement concerning the amendment and modification of the letter agreement between Rallis and Trace dated July 21, 1998 (the "July 1998 Letter Agreement"), which amended and modified certain provisions of the Amended and Restated Put Option Agreement by and between Rallis and Trace dated as of December 14, 1993 ("the Put Option Agreement"), to
(a) extend the Exercise Period under the Put Option Agreement (to November 6,
1998) and (b) extend the last date for (i) the consummation of the Merger Transaction and (ii) the Trace purchase from Rallis, and the Rallis sale to Trace, of all of the Rallis right, title and interest in the Put Option Agreement under certain circumstances (to October 30, 1998). This letter is intended to set forth the understanding and agreement between Rallis and Trace respecting the foregoing, vis:

                 Rallis and Trace agree:

                    1. The Exercise Period under the Put Option Agreement shall be extended through November 6, 1998. That is, paragraph 1 of the July 1988 Letter Agreement shall be amended to read in its entirety as follows:

                    "1. Effective as of September 30, 1998, the Put Option Agreement shall be amended and modified (and the Exercise Period shall be extended) so that the Exercise Period (provided for in subsection [b] of Section 1) shall be "at any time during the period commencing on May 6, 1998 and ending November 6, 1998." That is, the Put Option may be exercised, in whole or in part, by Rallis (and/or any permitted assignee) at any time during the period commencing on May 6, 1998 and ending November 6, 1998."

                    2. The last date for (a) the consummation of the Merger Transaction and (b) the Trace purchase from Rallis,

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Mr. John Rallis
September 30, 1998
Page 2



          and the Rallis sale to Trace, of all of the right, title and interest of Rallis in the Put Option Agreement under certain circumstances shall be extended through October 30, 1998. That is, paragraph 3 of the July 1998 Letter Agreement shall be amended to read in its entirety as follows:

                    "3. Therefore, in the event during the Exercise Period (a) Rallis does not exercise the Put Option, (b) Rallis (and The Rallis Foundation) tender the Rallis (and The Rallis Foundation) shares of Foamex to the Trace Merger Subsidiary (in consideration for a payment by the Trace Merger Subsidiary to Rallis [and The Rallis Foundation] of eighteen dollars and seventy-five cents [$18.75] per share for the Rallis [and The Rallis Foundation] shares of Foamex), and (c) the Merger Transaction is consummated on or before October 30, 1998, concurrently with the consummation of the Merger Transaction. Rallis shall sell to Trace, and Trace shall purchase from Rallis, all right, title and interest of Rallis in the Put Option Agreement (and all rights of Rallis as to the Put Option) for the payment by Trace to Rallis of the sum of one million seven hundred ten thousand eight hundred twenty-four dollars ($1,710,824). The Trace payment to Rallis in this regard shall be made within two (2) business days of the consummation of the Merger Transaction or on October 30, 1998, whichever shall first occur."

                    3. In all other respects, the terms and provisions of the July 1998 Letter Agreement remain as is, unamended and unmodified.

          If the foregoing currently sets forth the understanding and agreement between Rallis and Trace in this regard, kindly sign the enclosed copy of this letter and return the enclosed

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Mr. John Rallis
September 30, 1998
Page 3




copy of this letter to the undersigned, whereupon this letter shall evidence and constitute our agreement.

                                              Very truly yours,

                                              Trace International Holdings, Inc.



                                              By:/s/Philip N. Smith, Jr.
                                                 ------------------------------
                                                    Philip N. Smith, Jr.
                                                    Senior Vice President and
                                                      Secretary


Agreed and Accepted:
September 30, 1998


/s/John Rallis
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John Rallis